EXHIBIT 3.1(e)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ENERGY ADVISORS PORTFOLIO L.P.

This Amendment to the Certificate of Limited Partnership of ENERGY ADVISORS PORTFOLIO L.P. (the “Partnership”), dated as of April 15, 2011, has been duly executed as is being filed by the undersigned, as an authorized person, to amend the Certificate of Limited Partnership, as amended, in accordance with Section 17-202 of the Delaware Revised Uniform Limited Partnership Act. The effective date of this Amendment shall be May 1, 2011.

WHEREAS, the name under which the Partnership was originally formed is “Citigroup Energy Advisors Portfolio L.P.”;

WHEREAS, the name under which the Partnership is currently operating is “Energy Advisers Portfolio L.P.”;

WHEREAS, the original Certificate of Limited Partnership of the Partnership (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 30, 2006;

WHEREAS, the Partnership has changed its name from Energy Advisors Portfolio L.P. to Commodity Advisors Fund L.P.;

NOW, THEREFORE, in consideration of the foregoing, the text of the Original Certificate, as amended, is hereby amended as follows:

The Article “FIRST” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“FIRST: The name of the Limited Partnership is Commodity Advisors Fund L.P. (the “Partnership”)”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership as of the date first above written.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Jennifer Magro
Jennifer Magro
Authorized Person